Exhibit p.13

CODE OF ETHICS

OT Research

May 2025

This Code of Ethics (“Code”) is the sole property of Oak Thistle LLC dba OT Research and must be returned should a person’s association with the firm end. The contents of this document are strictly confidential, and it may not be duplicated, copied, or reproduced in whole or in part, or made available in any form to any outside parties without prior written approval of the Chief Compliance Officer.

CONTENTS

CHAPTER 1: INTRODUCTION AND DEFINED TERMS

A. Background and Purpose	2
B. Questions and Accountability	2
C. Defined Terms	2

CHAPTER 2: GENERAL CONCEPTS

A. Statement of General Principles	6
B. Initial and Annual Acknowledgements	6
C. Reporting Violations of the Code	6
D. Failure to Comply	7
E. Supervision of the CCO	7
F. Review of the CCO’s own Reports	7

CHAPTER 3: INSIDER TRADING

A. Material Non-Public Information	8
B. Policy and Prohibitions	8

CHAPTER 4: PERSONAL TRADING

A. Pre-Clearance Requirements and Procedures	10
B. Reporting	11
C. Restricted List	12
D. Remedial Actions	13

CHAPTER 5: OUTSIDE BUSINESS ACTIVITIES

A. Policy Overview	14
B. Requirements	14

CHAPTER 6: GIFTS AND ENTERTAINMENT

A. Policy Overview	16
B. Requirements	16
C. Implications of Foreign Corrupt Practices Act	17

CHAPTER 7: POLITICAL CONTRIBUTIONS POLICY

A. Policy Overview	19
B. Requirements	20

APPENDIX A: CODE OF ETHICS CERTIFICATION

INTRODUCTION AND DEFINED TERMS	PAGE 1
CODE OF ETHICS	MAY 1, 2025

CHAPTER 1: INTRODUCTION AND DEFINED TERMS

A. BACKGROUND AND PURPOSE

This Code is applicable to each of Oak Thistle LLC dba OT Research’s (“OTR”) Employees and is intended to govern the activities and conduct of Employees when acting on behalf of OTR, as well as certain personal activities and conduct. As an investment adviser, OTR owes the Clients the highest duty of loyalty and relies on each Employee to avoid conduct that is or may be inconsistent with that duty. The Code does not attempt to serve as a comprehensive guide regarding the behavior and actions of Employees, but rather is intended to establish general rules of conduct and procedures applicable to all Employees.

OTR is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser. This Code is intended to satisfy the Firm’s obligations in connection with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”). References in this Code to Rules are references to rules promulgated by the SEC pursuant to the Advisers Act, unless stated otherwise. Because OTR also serve as a sub-adviser to investment companies, OTR will also ensure that the terms of our Code comply with the aims and requirements Investment Company Act Rule 17j-1, Personal Investment Activities of Investment Company Personnel.

B. QUESTIONS AND ACCOUNTABILITY

Any questions regarding this Code, or other compliance issues, must be directed to the CCO (see Defined Terms). The CCO is responsible for administering and implementing this Code. Employees are required to be thoroughly familiar with OTR’s standards and procedures as described herein.

C. DEFINED TERMS

To make it easier to review and understand the standards and procedures of this Code, commonly used terms are defined below. Other capitalized terms used herein may be defined elsewhere in the Code or have the meaning given such term under applicable law.

•

“Access Person,” as defined in the Advisers Act means any Supervised Person of OTR who: (i) has access to non-public information regarding Clients’ investments, including the purchase or sale of Securities; (ii) has access to non-public information regarding the portfolio holdings of any Client; (iii) is involved in making investment and Securities recommendations to the Clients; (iv) has access to such recommendations that are non-public; or (v) is a director, officer or partner of OTR. For purposes of this Code, the Firm has deemed all Employees to be Access Persons. OTR further considers employees to be “Advisory Persons of a Fund’s investment adviser,” as defined in 270.17j-1 of the Investment Company Act, with respect to any Reportable Fund. Any employees excluded from this definition will be explicitly identified in a list maintained by the CCO.

•	“Advisers Act” means the Investment Advisers Act of 1940, as amended.

•

“Automatic Investment Plan”: means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan or “DRIP.”

INTRODUCTION AND DEFINED TERMS	PAGE 2
CODE OF ETHICS	MAY 1, 2025

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“Beneficial Ownership” in Securities means a direct or indirect pecuniary interest in the Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. An Employee is presumed to be a Beneficial Owner of Securities that are held by his or her immediate family members sharing the Employee’s household or to whom the Employee provides material financial support.

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“Chief Compliance Officer” or “CCO” means Julie Wilson or such other person as may be appointed from time to time. In certain circumstances, it may be appropriate for the CCO party to assign his or her duties to one or more qualified persons or third-party providers (aka, a capable “designee”). Therefore, any assignment of duties or responsibilities specified in the Code should be considered to apply to the CCO and his or her designee. For example, the statement, “the CCO will review all holdings reports” should be taken to mean that the “CCO or his designee” will review such reports.

•	“Client” means any entity to which OTR provides investment advisory or management services, including each Fund and SMA.

•

“Covered Accounts” means a personal investment or trading account of an Employee and certain other related accounts. Specifically, Covered Accounts includes: (i) trusts for which an Employee acts as trustee, executor, custodian or discretionary manager; (ii) accounts for the benefit of the Employee’s spouse or minor child; (iii) accounts for the benefit of a relative living with the Employee; and (iv) accounts for the benefit of any person to whom the Employee provides material financial support. A Covered Account may also include an investment or trading account over which an Employee exercises control or provides investment advice or a proprietary investment or trading account maintained for OTR or its Employees.

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“Covered Associates” of an adviser include (i) any general partner, managing member, or executive officer, or other individual with similar status or function; (ii) any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by the adviser or by any such persons described in (i) and (ii). For avoidance of doubt, OTR has deemed all Employees as Covered Associates.

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“Crypto Assets” means any “blockchain assets” (i.e., any asset housed on, making use of, or connected to a blockchain through cryptographic ownership, including cryptocurrency coins and “utility” tokens).

•

“Employee” traditionally means a person employed for wages or salary by OTR. For the purposes of this Code and for ease of reference, Employee means Covered Associates as well as any Supervised Person and any Access Person, who may or may not be employed by OTR, but who otherwise meets such definitions or the criteria1 for monitoring.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•

“Exempt Account” means either: (i) a non-discretionary account, where the Employee has no discretionary power, influence, or control with respect to the trading activity within the account; or (ii) an account that is restricted by the terms of the account relationship to holding only cash and Non-Reportable Securities.

•	“Firm” means OTROTR and each other affiliate entity under common control, which is engaged in the business of providing investment advisory or management services.

•	“Fund” means any pooled investment vehicle (e.g., a private fund vehicle) to which OTR provides investment advisory or management services.

[1]

Occasionally, certain consultants, independent contractors, or others providing services to OTR will fit the definition of a Supervised Person or Access Person. Upon engagement and as needed thereafter, the CCO will determine which, if any, non-employees should be captured in the definitions and will decide whether the individual should be subject to all or part of the Code along with a rationale for the determination.

INTRODUCTION AND DEFINED TERMS	PAGE 3
CODE OF ETHICS	MAY 1, 2025

•

“Initial Public Offering” or “IPO” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act (as defined below).

•	“Non-Reportable Securities” see Securities, defined below.

•

“Private Placement” or “Limited Offering” means an offering of Securities that is exempt from registration under the Securities Act, pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rules 504 or 506 of Regulation D. This includes investments in private funds (i.e., hedge, private equity, venture capital, and real estate funds).

•	“Reportable Fund” means.

•	Any fund for which OTR serves as an investment adviser as defined in section 2(a)(2) of the Investment Company Act; or

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Any Fund whose investment adviser or principal underwriter controls the Firm, is controlled by OTR, or is under common control with the Firm. For purposes of this section, “control” has the same meaning as it does in section 2(A)(9) of the Investment Company Act.

•	“Reportable Securities” see Securities, defined below.

•	“SEC” means the United States Securities and Exchange Commission.

•

“Security” or “Securities” means any, or a combination of any, note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of or warrant or right to subscribe to or purchase any of the foregoing.

•	“Reportable Securities” Includes all “Securities” except those that are deemed to be “Non-Reportable Securities”, as defined below.

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“Non-Reportable Securities” includes: (i) direct obligations of the United States federal government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end registered investment companies (e.g., open-end mutual funds), other than funds advised or underwritten by OTR or an affiliate, or Reportable Funds; (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by OTR or an affiliate or are Reportable Funds; (vi) broad based index products, including exchange traded-funds; or, (vii) commodities, currencies and digital currencies.

•	“Securities Act” means the Securities Act of 1933, as amended.

•

“SMA” means any separately managed account or portfolio of assets to which its investment strategy and asset allocation are tailored specifically to a single owner. The Firm provides such investment advisory services on a discretionary, non-discretionary basis, or both.

INTRODUCTION AND DEFINED TERMS	PAGE 4
CODE OF ETHICS	MAY 1, 2025

•

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of OTR or other person who provides investment advice on behalf of OTR and is subject to the supervision and control of OTR. For avoidance of doubt, all Employees of OTR are Supervised Persons.

INTRODUCTION AND DEFINED TERMS	PAGE 5
CODE OF ETHICS	MAY 1, 2025

CHAPTER 2: GENERAL CONCEPTS

A. STATEMENT OF GENERAL PRINCIPLES

Pursuant to Section 206 of the Advisers Act, OTR owes a fiduciary duty to any entity to which OTR provides investment advisory or management services, including the Clients. The fiduciary duty owed to the Clients should pervade all investment-related activities of all Employees, personal as well as professional. Put simply, fiduciary duty means the interests of the Clients come before OTR’s interests or any Employee’s interests. Each Employee’s professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of the Clients and those of OTR or the Employee.

In consideration of the foregoing, OTR requires Employees to conduct the business affairs of OTR in accordance with the highest principles of business ethics, and avoid any situation that might (i) present, or appear to present, any actual or potential conflict of interest with the interests of the Clients; or (ii) compromise or appear to compromise, their ability to exercise fully their independent best judgment for the benefit of the Clients. This Code has been established in furtherance of these objectives.

Employees must comply fully with both the letter and spirit of this Code and the principles described herein. Moreover, Employees are broadly required to comply with all applicable securities laws, rules and regulations and must promptly report any suspected violations to the CCO. Employees should also promptly report to the CCO any situation or circumstance which may give rise to a conflict of interest. For more information on conflicts, please refer to the “Conflicts Policy” in OTR’s Compliance Manual.

B. INITIAL AND ANNUAL ACKNOWLEDGEMENTS

The Code is an integral part of OTR’s compliance program. The Code may be revised and supplemented from time to time by the CCO.

It is the responsibility of each Employee to adhere to all applicable policies and procedures set forth herein. Upon hire, each Employee is required to certify that he or she has received a copy of the Code and that he or she has read, understands, and agrees to abide by the Code’s provisions. Thereafter, each Employee will, no less than annually, reaffirm, among other things, that he or she continues to abide by the Code’s provisions and that he or she has remitted all requisite reporting.

C. REPORTING VIOLATIONS OF THE CODE

Employees must promptly report any violations of the Code to the CCO. Any violations reported to, or independently discovered by the CCO, will be reviewed, investigated, and addressed expeditiously. The CCO is empowered to take all such other and further actions necessary to substantiate such report (or discovery) and to determine an appropriate resolution.

All reported Code violations will be treated confidentially, consistent with the need to conduct an adequate investigation. Any retaliation for reporting a violation of the Code will constitute a further violation of the Code, as well as a possible violation of the anti-retaliation provisions of the SEC’s Whistleblower Rule (Section 21F of the Exchange Act). For more information, please refer to the “Whistleblower Policy” in OTR’s Compliance Manual.

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CODE OF ETHICS	MAY 1, 2025

D. FAILURE TO COMPLY

Failure to comply with the Code may result in stringent penalties, in addition to disciplinary actions up to and including termination of employment. The CCO will determine what disciplinary and remedial action is warranted, taking into consideration the relevant facts and circumstances, including the severity of the violation, possible harm to the Clients and Fund investors and whether the Employee has previously violated this Code or otherwise engaged in any improper conduct. The CCO may consult with Firm management2, outside counsel, or consultants to make such determinations; however, the decision whether to impose disciplinary action or remedial measures and sanctions, and the nature of such disciplinary actions or remedial measures and sanctions, ultimately rests with the CCO.

For avoidance of doubt, Employees may not take actions indirectly that, if done directly, would be in violation of this Code, such as executing, directing, coordinating, or soliciting an activity through any family members, friends, or any other person that is prohibited or requires disclosure or pre-approval. Such actions will be deemed as failure to comply with the Code.

E. SUPERVISION OF THE CCO

The CCO, also an Employee, is subject to the Code’s requirements. David Hensle, a co-CIO, is responsible for supervising the Personal Trading, Outside Business, Gifts and Entertainment, and Political Contribution activities of the CCO. This person ensures that the CCO complies with any disclosures, pre-approvals, or reporting (including the receipt and review of such items), and any other requirements applicable to Employees.

F. REVIEW OF THE CCO’S OWN REPORTS

Review of the CCO’s own reports under this Code will be completed by the one of the co-CIOs.

[2]	“Management” generally means the executive leadership of OTR, including group/titles/tier, like the Partner group, the Directors, etc.

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CODE OF ETHICS	MAY 1, 2025

CHAPTER 3: INSIDER TRADING

A. MATERIAL NON-PUBLIC INFORMATION

In the course of their duties, Employees may be required to deal with highly confidential or sensitive information. The misuse of such information, which is also known as material non-public information (“MNPI” as defined below), may violate federal and state securities laws as well as other regulatory and/or contractual requirements. Such misuse may also damage the reputation and financial position of OTR and its Employees and therefore must be avoided.

For information to be considered as material non-public or “MNPI” it means the information meets each criterion below:

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“Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company’s business; it can be significant market information.

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“Non-Public” information is non-public unless it has been effectively communicated to the marketplace (i.e., generally disseminated to the public). For example, information found in a report filed with the SEC or appearing in Dow Jones, The Wall Street Journal or another publication of general circulation is considered public.

B. POLICY AND PROHIBITIONS

Trading while in possession of MNPI is generally known as “insider trading.” Insider trading is not explicitly defined in securities laws; however, it has been interpreted to mean trading on the basis of MNPI for profit or to avoid loss. Securities laws have been interpreted to prohibit trading while in possession of MNPI, whether received directly or indirectly or communicating MNPI to others in breach of duty. For example, case law concerning insider trading generally prohibits:

•	Purchase or sale of securities by an insider, on the basis of MNPI;

•

Purchase or sale of securities by a non-insider, on the basis of MNPI where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

•	Communication of MNPI in violation of a confidentiality obligation, whether written or unwritten, where the information leads to a purchase or sale of securities.

INSIDER TRADING	PAGE 8
CODE OF ETHICS	MAY 1, 2025

Employees are prohibited from trading for OTR, on behalf of the Clients, oneself or for others on the basis of MNPI. Furthermore, communicating MNPI to others is expressly forbidden, except (i) to the CCO; and (ii) in the ordinary course of Firm business, such as to select Employees, legal counsel, financing sources, accountants, consultants or advisors or others engaged in OTR’s business, but only as specifically required by the duties of OTR or the work responsibilities of the Employee. This policy extends to activities both associated with and outside an Employee’s relationship with OTR.

Employees are required to notify the CCO immediately if they come into possession of MNPI. If uncertain about such possession or the composition of MNPI, Employees must consult with the CCO. Employees should also remember that certain information obtained by OTR that does not constitute “inside” information still constitutes confidential information that must be protected by Employees in accordance other Firm policies.

Violations of this policy may result in stringent penalties, in addition to disciplinary actions that may be taken by OTR. Employees may face monetary penalties of up to three times the illicit profits gained, or losses avoided, as well as disgorgement of profits or losses avoided from such transactions, bars from the securities industry and/or incarceration. In addition, OTR may face monetary penalties and reputational damage.

INSIDER TRADING	PAGE 9
CODE OF ETHICS	MAY 1, 2025

CHAPTER 4: PERSONAL TRADING

Rule 204A-1 under the Advisers Act requires OTR’s Code to impose certain restrictions on the personal securities trading of Employees and their Covered Accounts. Such restrictions include obtaining pre-approval for certain trades or private transactions and reporting certain trading activities and Securities holdings.

Personal trading activities must avoid any conflict or perceived conflict with the interests of OTR, the Clients and Fund investors. Pursuant to the Rule, the following Personal Trading Policy is designed to prevent potential legal, business, or ethical conflicts and to minimize the risk of unlawful trading in any Covered Account and guard against the misuse of confidential information.

Additionally, during the business day, Employees are expected to devote their time to OTR’s advisory business. Excessive personal trading that would distract Employees from their daily work responsibilities is discouraged and monitored for.

A. PRE-CLEARANCE REQUIREMENTS AND PROCEDURES

REQUIREMENTS

Personal trading for any Covered Account must not be executed without first obtaining the necessary permission, as required. The direct or indirect purchase, sale, acquisition, or disposition of Beneficial Ownership in the following requires pre-approval from the CCO:

•	Reportable Securities

•	Private Placements (i.e., hedge fund or private equity fund, etc.)

•	Initial Public Offering

•	Initial Coin Offering

•	Limited Offerings

•	Issuers/Securities appearing on the Restricted List

The restrictions in the Code, including pre-approvals, do not apply to: (i) purchases or sales in any Non-Reportable Securities or in any Exempt Accounts; (ii) purchases or sales that are non-volitional on the part of the Employee, such as purchases that are part of any dividend reinvestment plan or that are made pursuant to a merger, tender offer or exercise of rights; (iii) direct investment program; (iv) purchases effected upon the exercise of rights issued by an issuer or company pro-rata to all holders of a class of Securities to the extent such rights were acquired from such issuer or company or the sale of such rights; and (v) purchases or sales of ETFs.

PROCEDURES

When submitting requests, Employees may be required to certify that they do not possess MNPI or have any other reason preventing them from engaging in the requested transaction.

The CCO will promptly review and respond to Employees requested transactions and they will be assessed on a case-by-case basis. If pre-approval for a transaction is granted, the transaction must be executed within 3 Days of approval. If the transaction is not executed or is only partially executed within the approved timeframe, a new pre-approval request must be submitted to the CCO prior to executing or continuing the transaction.

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The CCO may request additional information from an Employee when considering whether to approve a transaction. For instance, when determining whether to approve a Private Placement or Limited Offering transaction, the CCO will consider, among other factors: (i) whether any Client has any foreseeable interest in purchasing the security or whether the opportunity should otherwise be reserved for or first offered to Clients; (ii) whether the investment is being offered to the Employee by virtue of his or her position with OTR; and (iii) whether notice to the Clients and Fund investors is necessary.

Any approved trades are subject to a 30-day minimum holding period unless there is a 10% decrease in value from the purchase price or otherwise granted permission from Compliance. All pre-approval requests for personal Securities transactions and their respective approvals or denials, are to be kept confidential. Employees are prohibited from disclosing such information to other Employees.

B. REPORTING

Employees must submit the following reports to the CCO for all Covered Accounts and Reportable Securities:

INITIAL AND ANNUAL ACCOUNTS AND HOLDINGS REPORTS

Upon hire and no less than annually thereafter, Employees are required to report to the CCO all Covered Accounts, the Reportable Securities held in these accounts, and any investment positions held outside an account such as Private Placements or Limited Offerings.

No later than 10 days after employment commences, new Employees must report all Reportable Securities holdings in Covered Accounts. Initial holdings reports must be current as of a date not more than 45 days prior to the date the person becomes an Employee. Annually thereafter, existing Employees must provide OTR with a complete list of Reportable Securities holdings, no later than 45 days after each calendar year end.

All Reportable Securities holdings reports must contain, at a minimum: (i) the title and type of Security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security in which the Employee has any direct or indirect Beneficial Ownership; (ii) the name of any broker, dealer or bank with which the Employee maintains an account in which any Securities are held for the Employee’s direct or indirect benefit; and (iii) the date the Employee submits the report.

Exempt Accounts

Any account in which an Employee believes is an Exempt Account should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether it qualifies as an Exempt Account. The CCO may ask for additional documentation when making the determination, such as a copy of the Automatic Investment Plan or the discretionary account management agreement, and/or a written certification from the unaffiliated investment adviser, The CCO is entitled to periodically request reports on holdings and/or transactions made in any Exempt Account.

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QUARTERLY TRANSACTION REPORTS

On a quarterly basis, Employees must also disclose Reportable Securities transactions in Covered Accounts. Quarterly transaction reports must contain at least the following details for each completed transaction during the period: (i) the transaction date, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each involved; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the Reportable Security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date that the report is submitted.

Reports must be received no later than 30 days after the end of each calendar quarter and to facilitate reporting, Transactions that do not occur through a broker-dealer (i.e., Private Placement or Limited Offering) will be reported prior to the transaction and upon any subsequent changes.

OTHER REPORTING REQUIREMENTS

Unless otherwise approved in writing by the CCO, Employees must also promptly notify the CCO upon the opening, closing, or renaming of a Covered Account.

REVIEW OF REQUIRED REPORTING

No less than quarterly, or at any other time as may be prudent, the CCO will review Employees’ personal trading activities. If the CCO identifies violations of these policies, unusual or concerning trading patterns, or personal trading that presents actual or potential conflicts of interest, appropriate remedial action will be taken.

C. RESTRICTED LIST

OVERVIEW

The Restricted List refers to the list of Securities in which purchasing or selling is generally prohibited. As noted previously, Employees may not, on their own, or on behalf of Covered Accounts, purchase or sell Securities of issuers or companies that are on OTR’s Restricted List without CCO pre-approval.

The CCO maintains and periodically updates the Restricted List and considers several factors when determining whether to place a Security on, or to remove a Security from, the list, and may amend the Restricted List as she deems appropriate3. The CCO ensures that the Restricted List is available to all Employees and Employees are required to consult the Restricted List as needed to comply with this policy.

In addition, the Restricted List itself is confidential and may not be disclosed to anyone outside OTR without the prior consent of the CCO.

[3]

The CCO may, but is not required to, consider the opinion of OTR’s investment professionals or outside legal counsel in deciding as to whether an issuer or company should be added to or removed from the Restricted List.

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LIST CONTENTS

The CCO will maintain the following on the Restricted List: the name of the issuer of the Security; the exchange ticker symbol or CUSIP (if applicable); the date a Security was added; the date such Security is expected to be removed (if known) and the date of removal (as applicable); as well as the rationale for adding or removing the Security.

A Security may be placed on OTR’s Restricted List for a variety of reasons including, but not limited to:

•	MNPI about an issuer is in the possession of, or OTR may come into the possession of an issuer’s MPNI;

•	A Firm Employee is in a position, such as a member of an issuer’s board of directors, that may be likely to cause OTR or such Employee to receive MNPI;

•	Firm has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s Securities;

•	An Employee trading in the Security may present a conflict of interest or the appearance of a conflict of interest;

•	A publicly traded company is or may be involved in a transaction with a Fund’s portfolio company;

•	An investor relationship that involves a senior officer or director of an issuer of a Security in which OTR has invested, sometimes known as a “Value-Added Investor”; or

•	For any other reason that warrants a Security be on the Restricted List, as determined by the CCO.

As discussed above, all Employees are required to notify the CCO if they believe that they may have come into possession of MNPI about a publicly traded company.

D. REMEDIAL ACTIONS

The potential for conflicts of interest through personal trading is taken very seriously by OTR and OTR reserves the right to prevent purchases or sales of a Security for any reason it deems appropriate. Failure to comply with personal trading requirements may result in various sanctions or remedial actions, such as: (i) cancellation of personal trading transactions; (ii) restrictions on or suspension of future personal trading; (iii) monetary fines; (iv) disgorgement of profits or prevented losses; or (v) disciplinary actions ranging from reprimands to suspension or termination of employment.

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CHAPTER 5: OUTSIDE BUSINESS ACTIVITIES

A. POLICY OVERVIEW

Considering OTR’s fiduciary obligations to the Clients, and because business activities other than employment at OTR may give rise to certain conflicts of interest, OTR has adopted this Outside Business Activities Policy to impose limits on and monitor the nature of the external endeavors and enterprises of its Employees. Employees should avoid situations which place themselves or OTR at risk of violating their fiduciary duty or creating an appearance of impropriety. Additionally, certain Outside Business Activities (“OBAs”) must be disclosed on particular regulatory filings, further solidifying the importance of such supervision.

As a general matter, OBAs can be any full or part-time activity that an Employee is engaged in outside of their employment with OTR (whether for profit or not), including but not limited to, service as an officer, director, partner, employee, consultant, or independent contractor with any other organization.

B. REQUIREMENTS

Employees are required to (i) disclose all OBAs to the CCO upon hire; (ii) seek approval from the CCO before engaging in any new OBA; and (iii) confirm their OBA disclosures annually thereafter. Activities subject to these requirements include, but may not be limited to:

•	Serving as an officer, director, trustee, partner consultant, agent, or employee of another business organization (public or private);

•	Serving on the board of directors of any publicly traded company;

•	Participating as a member of a limited liability company or a limited partner of a limited partnership;

•	Serving as a consultant, a teacher or lecturer, a publisher of articles or a podcast, or radio, or television guest;

•

Providing or entering into arrangements to provide financial or investment advice (e.g., through service on a finance or investment committee) to a private, not-for-profit, civic, educational, professional or charitable organization;

•	Being compensated by, or having the reasonable expectation of compensation4 because of any OBA;

•	Engaging in any business activities that involve a material time commitment; and

•	Involvement with investment activities for not-for-profit, civic, educational, professional or charitable organization organizations.

The pre-approval and disclosure requirements do not apply to standard volunteer work at a not-for-profit, civic, educational, professional or charitable organization that does not involve providing investment advice, a leadership position or any compensation.

[4]	Compensation may include, without limitation, as cash or non-cash salaries or bonuses, commissions, fees (i.e., director, board, consulting, finders, and advisory fees), or contingent compensation.

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The CCO will determine whether permission to engage in an OBA should be granted or denied, based on a consideration of the nature of the outside activity, the number of hours involved, the amount of compensation, the potential conflicts of interest or disclosure obligations, and any other factors5 that, in the CCO’s discretion, may be relevant.

Finally, under no circumstances may an Employee represent or suggest that his or her association with an OBA reflects, in any way, the approval by OTR of that organization, its manner of doing business, or any person connected with such organization or its activities. Employees are also prohibited from using Firm resources (tangible or intangible) in pursuit of an OBA.

[5]	Including but not limited to implications to the personal and insider trading provisions outlined elsewhere in this Code.

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CHAPTER 6: GIFTS AND ENTERTAINMENT

A. POLICY OVERVIEW

Considering the nature of OTR’s business, its fiduciary obligations to the Clients, as well as the regulatory environment in which OTR conducts its business, OTR has adopted this Gifts and Entertainment Policy. The policy imposes limits on and monitors the nature, value, and quantity of business-related gifts and entertainment. “Business-related” gifts and entertainment are those that Employees give to or receive from a person or firm that: (i) conducts business with or provides services to OTR or a Client; (ii) may do business or is being solicited to do business with OTR or a Client; or (iii) is associated with an organization that conducts or seeks to conduct business with OTR or a Client (collectively, “Business Relationships”).

This policy is not intended to prevent Employees from giving or receiving gifts or entertainment. It is intended to ensure that giving and accepting gifts or entertainment is not abused and does not compromise the integrity, objectivity, or fiduciary responsibilities of OTR or its Employees, or create an appearance of impropriety, or raise potential conflicts of interest. For avoidance of doubt, gifts and entertainment between Employees are not subject to the guidelines set forth below.

If there is any question as to the scope or proper application of this policy, Employees should consult with the CCO. Employees should also note that, for purposes of this policy and its referenced thresholds, the value of the Gift or Entertainment is the greater of the cost or the fair market value.

B. REQUIREMENTS

OFFERING AND ACCEPTING GIFTS

A “Gift” refers to any object or thing of value provided for the recipient’s personal use or enjoyment. If, for example, the giver of tickets for an event does not intend to be present at such event, then the tickets will be deemed a gift. Employees may offer or accept business-related Gifts of up to $250 in value per individual Gift to or from any Business Relationship, without the prior written approval of the CCO. For individual Gifts that exceed this threshold, Employees must request approval upon receipt of or prior to offering such Gift.

OFFERING AND ACCEPTING ENTERTAINMENT

“Entertainment” refers to legitimate business-related6 meals, sporting events, concerts, or other entertainment events in which the giver participates or intends to participate with the recipient (e.g., accompanies the recipient of baseball tickets to the game). Employees may offer or accept business-related Entertainment of up to $500 per person in value to or from any Business Relationship, without the prior written approval of the CCO. For Entertainment that exceeds this threshold, Employees must request approval upon receipt of or prior to offering such Entertainment. Employees are expected to use professional judgment in entertaining and being entertained by a Business Relationship. If there is any question as to whether a specific entertainment event can be accepted or given, the CCO should be consulted.

[6]

Legitimate business entertainment generally means (a) business matters are being discussed or are planned to be discussed; (b) persons relevant to the business relationship are the ones participating or attending (i.e., it should make sense that the giver and receiver are the people engaging in the entertainment); and (c) it’s arguably within the normal course of business (doesn’t stand out as unordinary).

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Employees may attend seminars or conferences sponsored or paid for by a Business Relationship, if attendance is not so costly, or the event so lavish as to raise potential conflicts. If there is any question as to whether such an event may raise conflict of interest issues, the CCO should be consulted. The CCO will determine if OTR should pay some or all the Employee’s cost of attendance.

ADDITIONAL RESTRICTIONS AND PROHIBITIONS

No Gift or Entertainment should ever be accepted with the expectation of any quid pro quo from OTR or any Client. Employees are also prohibited from giving, and must tactfully refuse, any gift of cash, gift certificate or cash equivalent.

C. IMPLICATIONS OF FOREIGN CORRUPT PRACTICES ACT

The U.S. Foreign Corrupt Practices Act (the “FCPA”) generally7 prohibits the payment of bribes to foreign officials to assist in obtaining or retaining business and essentially makes it a crime for any U.S. person, business, or employee to offer/provide (directly or through a third-party) anything of value to a foreign government official with intent to influence or to gain an unfair advantage. Employees should know that the standard for intent is quite low. Intent/knowledge is usually inferred from the fact that the bribery took place and cases have shown that “willful blindness” is no excuse.

When transacting business internationally, the FCPA assumes there are many ways to obtain an unfair advantage. Accordingly, the FCPA aims to mitigate those risks through the breadth of its definitions, the application of its rules, and considerable consequences for violations. For example, “Government Official” is defined broadly and includes foreign officials, political parties, political officials, or candidates for political office. It also includes any officer or employee of a foreign government or any department, agency, or instrumentality, not just those in senior positions. “Instrumentality” encompasses a number of government-owned or controlled entities that perform a function the controlling government treats as its own. Several factors are used to determine if a business functions as a government entity.

“Agents” include third-party agents, consultants, distributors, and joint venture partners, among others. “Intermediary” can be any third party who assists the company in some aspect of its foreign business. Additionally, there is no concept of “materiality” in the FCPA, which means the value of the gift or service given is not a factor in deciding whether sanctions will be imposed. Finally, the sanctions for FCPA violations can be significant. Companies and individuals that violate the FCPA may have to disgorge their ill-gotten gains plus pay prejudgment interest and substantial civil penalties and/or serve prison time. Companies may also be required to engage an independent consultant to remediate and/or supervise their activities.

[7]	The FCPA includes many provisions, including certain accounting and transparency requirements, however the most relevant to Employees are the anti-bribery provisions.

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Unless otherwise pre-approved in writing by the CCO, Employees are prohibited from directly or indirectly paying or giving, offering, or promising to pay, authorizing, or approving such offer or payment of any funds, gifts, services, or anything else of any value to any foreign government official or instrumentality (as defined under the FCPA) for any Firm-related reasons. This includes payments to any agents or intermediaries of OTR who could potentially interact with and pass on (or offer) payments to a foreign official. Due to the complex nature and stringent enforcement of the FCPA, OTR’s policy applies to all such payments, gifts, services or items of value, no matter how small, or seemingly insignificant.

Because of the complexity of the FCPA rules and potential consequences, Employees must inform the CCO prior to any meetings with the categories defined above. Any questions or concerns regarding foreign business activities should be brought to the CCO.

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CHAPTER 7: POLITICAL CONTRIBUTIONS POLICY

A. POLICY OVERVIEW

Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) addresses practices commonly known as “pay-to-play,” where an investment adviser or its Covered Associates directly or indirectly make contributions or other payments to certain U.S. public officials or candidates for office with the intent of generating investment advisory business. Violations of the Pay-to-Play Rule can have serious implications. Specifically, OTR can be precluded from managing money for a U.S. state or local government entity (i.e., it may prevent the management of certain accounts or restrict certain investors from investing as an SMA Client or Fund investor), or OTR may be required to return fees received or waive fees to be received from such government entity for up to two years.

The Political Contributions Policy places certain restrictions and obligations on Employees in connection with their Political Contributions and Solicitation Activities (each as defined herein) and is designed to ensure that Employees do not violate the Pay-to-Play Rule. In addition, other state, or local laws, may require an Employee or third-party engaged by OTR to register as a lobbyist. State or local laws also generally limit the amount of Political Contributions that advisers and their Employees may make to officials, candidates, political parties, and political action committees. This policy also governs all Political Contributions made in OTR’s name or on OTR’s behalf.

If there is any question as to the scope or proper application of the Political Contributions Policy, Employees should consult with the CCO.

DEFINITIONS

For purposes of this Political Contributions Policy, the following definitions apply:

•

“Official” means any person (including any election committee for such person) who was, at the time of a contribution, an incumbent, candidate or successful candidate for elective office of a U.S. government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

•

“Government entity” includes any state or political subdivision of a state, its agencies and instrumentalities, any pool of assets sponsored or established by any of the foregoing, and any participant-directed investment program or plan sponsored or established by any of the foregoing.

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•

“Political Contribution” means a contribution to any candidate or Official for federal, state, or local public office. Specifically, a Political Contribution is any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing an election to office. This includes, for example, repaying a candidate’s campaign debt incurred in connection with any such election or paying the transition or inaugural expenses of the successful candidate for any such election. Political Contribution also captures “in-kind”8 and monetary contributions to a candidate or Official, as well as indirect contributions (e.g., contributions made at the behest of the Employee through a family member or friend), and contributions or payments made to political action committees and state or local political parties. Donations of time alone are generally not considered to be contributions.

•

“Political Fundraising” means to fundraise in support of a candidate and/or communicate, directly or indirectly, for the purpose of obtaining, arranging, or influencing a Political Contribution or otherwise facilitating the Political Contributions made by other parties.

•	“Political Action Committee” or “PAC” means an organization that raises money privately to influence elections or legislation.

•	“Related Party” means any family member living in the same household [or to whom the Employee provides material financial support.

•

“Solicitation Activity” means coordinating, or soliciting any person or PAC to make, any (i) Political Contributions; or (ii) payments to a political party of a state or locality where OTR is providing or seeking to provide investment advisory services to a Government Entity.

B. REQUIREMENTS

PROHIBITED ACTIONS

This Political Contributions Policy prohibits any direct or indirect Political Contributions by OTR or its Employees to any Officials that are intended to or may appear as an intention to influence an investment decision (e.g., the awarding of investment management contracts) or to otherwise conduct business with the Firm. Moreover, all requests for Political Contributions to be made on behalf of or in the name of OTR should be directed to the CCO.

Use of OTR’s name in association with Political Fundraising literature for an Official of a Government Entity or sponsoring a meeting, conference, or other event that: (i) features an Official as an attendee or guest speaker and (ii) that involves fundraising for the Official is not permitted OR not permitted without the express written consent of the CCO.

Finally, OTR prohibits incurring politically related expenses, the types of which should be broadly construed by Employees. Generally, Employees may not use personal or Firm funds to make Political Contributions or to engage in Political Fundraising9 on behalf of or in the name of OTR, and OTR will not reimburse any Political Contribution made by any Employee.

[8]	A non-monetary contribution. Most commonly, goods or services (meeting or event space, catering, etc.) offered free or at less than the usual charge.
[9]

Includes, without limitation, the cost of the facility and refreshments, administrative expenses and the payment or reimbursement of any of the government Official’s expenses for hosting an event described in the preceding paragraph.

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EMPLOYEE CONTRIBUTIONS

The Political Contributions Policy places certain restrictions and obligations on Employees in connection with their individual Political Contributions and Solicitation Activities.

Employees are required to disclose Political Contributions made by themselves and their Related Parties, within the past two years at the time of hire and annually thereafter.

ADDITIONAL PROCEDURES

For pre-approval requests, the CCO will determine whether a request should be granted or denied, based on a number of considerations, including: (i) if the contributor is permitted to vote for the candidate; (ii) if the Official is directly or indirectly responsible for or can influence the outcome of the hiring of an investment adviser by a Government Entity; (iii) whether the contribution could adversely affect OTR’s ability to obtain or retain public pension plans or other Government Entities as SMA Clients or Fund investors; (iv) other state, local and plan restrictions; and (v) any other factors that, in the CCO’s discretion, may be relevant.

If approval of a Political Contribution is granted, such contribution should be made within five business days, and the Employee must either (i) forward evidence of the completed transaction to the CCO or (ii) inform the CCO that the Political Contribution was not made.

The CCO keeps all records associated with this policy, including but not limited to a summary of the rationale used to approve or deny a pre-approval request.

CHARITABLE CONTRIBUTIONS DISTINGUISHED

This policy is not intended to impede legitimate, charitable fundraising activities. Contributions to a charity are not considered Political Contributions unless made to, through, in the name of, or to a fund controlled by a federal, state, or local candidate or Official.

INTERNATIONAL CONTRIBUTIONS

In accordance with certain non-U.S. rules and regulations (such as, the FCPA and the UK Bribery Acts), Political Contributions by OTR or its Employees to politically connected individuals or entities, anywhere in the world, with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

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APPENDIX A: CODE OF ETHICS CERTIFICATION

ATTESTATION REGARDING CODE OF ETHICS

I hereby acknowledge receipt of the most recent amendment to the Code of Ethics dated ________.

☐Agree	☐Disagree

I have read and understand the Code of Ethics. I agree to comply in all respects with all policies and procedures contained therein and hereby certify that I have to date complied with such procedures except for:

☐None	☐Details Below

DETAILS:

✘
Signature	Date

✘
Name	Title

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CODE OF ETHICS	MAY 1, 2025